News Release

ASCENA RETAIL GROUP, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

– FOURTH QUARTER GAAP EPS LOSS OF $1.98; ADJUSTED EPS EARNINGS OF $0.06 –
– FOURTH QUARTER COMBINED COMPARABLE SALES DOWN 2% –

– FISCAL 2016 FULL YEAR EPS GUIDANCE RANGE $0.75– $0.80 INCLUSIVE OF ANN –

MAHWAH, NJ – September 16, 2015 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today reported financial results for its fiscal fourth quarter and full year ended July 25, 2015.

For the fourth quarter of Fiscal 2015, the Company reported a loss from continuing operations of $1.98 per diluted share compared to earnings from continuing operations of $0.10 per diluted share in the same period of Fiscal 2014. The Fiscal 2015 loss primarily reflects a $306 million impairment of goodwill and an intangible asset at Lane Bryant and an approximately $50 million accrual for costs related to the Justice pricing lawsuits. Adjusted earnings from continuing operations for the fourth quarter of Fiscal 2015 were $0.06 per diluted share, compared to $0.13 per diluted share for the fourth quarter of Fiscal 2014. Reference should be made to Note 1 in the accompanying unaudited condensed consolidated financial information for a discussion of the "Use of Non-GAAP Financial Measures.”

For the full year Fiscal 2015, the Company reported a loss from continuing operations of $1.46 per diluted share as a result of the charges discussed above compared to earnings from continuing operations of $0.84 per diluted share in the same period of Fiscal 2014. Adjusted earnings from continuing operations for the full year Fiscal 2015 were $0.59 per diluted share, compared to $1.00 per diluted share in the prior year.

David Jaffe, President and Chief Executive Officer of ascena retail group, inc., commented, "Results for the quarter were challenged by two large, non-operating expense hits related to a goodwill and trade name impairment at Lane Bryant and litigation activity at Justice. On the operating front, Justice had a difficult quarter as expected, and dressbarn missed expectations due to assortment challenges. With all that said, we were pleased with fourth quarter performance at maurices, Lane Bryant, and Catherines. As we move into Fall, we are excited about the new Justice selling model, where back-to-school performance exceeded our expectations. And the team at dressbarn has been hard at work on merchandise refinement and Fall marketing to improve performance."

Jaffe further commented, “We are executing against controllable factors, mindful that traffic continues to be challenging. Our brands remain focused on strong merchandising execution, and disciplined inventory and expense management. We are making good progress toward the multi-year development of our enterprise omni-channel platform, which is a key element of our long-term growth plan. And with the acquisition of ANN INC., our shared services group is aggressively working to capture the $150 million of identified deal synergies. We feel very good about the unique and scalable model we are creating, and believe we are positioned well for the long term."

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates through its subsidiaries approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Fiscal Fourth Quarter Results

Net sales for the fourth quarter of Fiscal 2015 decreased 1.1% to $1.170 billion, compared to $1.182 billion for the fourth quarter of last year, as new store growth at maurices and positive combined comparable sales at Lane Bryant, maurices, and Catherines was offset by negative combined comparable sales at Justice and dressbarn.

The Company’s comparable sales data for the fiscal fourth quarter is summarized below:

ascena store comparable sales	(4)%
ascena ecommerce comparable sales	12%
Combined comparable sales	(2)%

		Net Sales (millions)
	Combined Comparable Sales	Fourth Quarter Ended
		July 25, 2015	July 26, 2014
Justice	(17)%	$242.1	$286.1
Lane Bryant	3%	292.0	284.3
maurices	8%	254.0	227.1
dressbarn	(3)%	289.3	293.8
Catherines	3%	92.4	91.1

Gross margin was $637.6 million, or 54.5% of sales for the fourth quarter of Fiscal 2015, compared to $647.2 million, or 54.7% of fourth quarter sales last year. The slight decrease in the Fiscal 2015 rate was related to transitional merchandise issues at Justice and assortment mix issues at dressbarn, mostly offset by very strong gross margin rate improvement at Lane Bryant and maurices.

Buying, distribution and occupancy (“BD&O”) expenses for the fourth quarter of Fiscal 2015 were $211.9 million, or 18.1% of sales, compared to $206.5 million, or 17.5% of fourth quarter sales last year. The increase in BD&O expenses, both in dollars and as a percentage of net sales, was primarily due to higher store occupancy costs at maurices and dressbarn. The Company's distribution expense rate dropped from 1.3% in the year ago period to 1.1% reflecting ongoing realization of supply chain synergies.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of Fiscal 2015 were $399.7 million, or 34.2% of sales, compared to $343.5 million, or 29.1% of fourth quarter sales last year. The increase versus last year primarily reflects an accrual of approximately $50.0 million related to the Justice pricing litigation, increased support for our direct sales channel, and a unit driven increase in store expenses at maurices. On an adjusted basis, SG&A expenses for the fourth quarter of Fiscal 2015 were $348.9 million, or 29.8% of sales. The increase to last year was primarily related to support for our direct sales channel, and unit driven growth in store expenses at maurices.

The Company realized an operating loss for the fourth quarter of Fiscal 2015 of $352.0 million, due to the Lane Bryant and Justice charges discussed earlier, compared to operating income of $22.5 million, or 1.9% of fourth quarter sales last year. On an adjusted basis, operating income for the fourth quarter of Fiscal 2015 was $21.1 million, or 1.8% of sales compared to $32.5 million, or 2.7% of fourth quarter sales last year.

The effective tax rate decreased to 8.4% for the fourth quarter of Fiscal 2015 from 25.0% for the fourth quarter of Fiscal 2014, with the decrease from last year mainly due to the non-deductible goodwill impairment charge of $261.7 million. On an adjusted basis, the effective tax rate for the fourth quarter of Fiscal 2015 was 50.9% with the increase above statutory rate resulting from an adjustment to the provision for permanently invested international earnings of approximately $2 million.

The Company realized a loss from continuing operations for the fourth quarter of Fiscal 2015 of $323.4 million compared to income from continuing operations of $15.9 million last year. On an adjusted basis, income from continuing operations for the fourth quarter of Fiscal 2015 was $9.8 million, as compared to $22.1 million last year.

The Company reported a loss for the fourth quarter of Fiscal 2015 of $1.98 per diluted share compared to earnings of $0.10 per diluted share last year. On an adjusted basis, fourth quarter earnings per diluted share were $0.06 versus $0.13 last year.

Fiscal Fourth Quarter Balance Sheet Highlights

The Company ended the fourth quarter of Fiscal 2015 with cash and cash equivalents of $240.6 million and total debt of $116.0 million, compared to $156.9 million of cash and cash equivalents and $172.0 million of total debt at the end of the fourth quarter of Fiscal 2014.

Fiscal Year 2016 Guidance

The Company's guidance for adjusted earnings per diluted share from continuing operations for the fiscal year ending July 2016 is in the range of $0.75 to $0.80. This guidance includes the impact of the acquisition of ANN INC. on a pro forma basis for the entire fiscal year, and the impact of the incremental shares issued as a result of the acquisition, but excludes any acquisition and integration expenses that may be incurred during the fiscal year. The company noted that its guidance is based on the following key assumptions:

•	Top-line sales in the range of $7.3 to $7.4 billion

•	Gross margin rate in the range of 55.0% to 55.5%

•	EBITDA in the range of $670 to $700 million

•	Depreciation expense in the range of $330 to $335 million

•	Interest expense in the range of $100 to $105 million, inclusive of deal fee amortization and term loan interest expense

•	An effective tax rate of 39%, approximating statutory rates

•	A weighted average diluted share count of approximately 199 million

•	A flat to modest store count decline

•
Capital expenditures in the range of $375 to $400 million, inclusive of a one-time $40 million investment to capture identified distribution, fulfillment, and logistics synergies related to the ANN deal

The Company’s guidance reflects a contribution of $0.05 to $0.10 from the ANN INC. acquisition, inclusive of the impact of debt financing.

Excluding the contribution from the ANN INC. acquisition, the Company’s guidance reflects the following contribution from the legacy ascena brands:

•	Top-line sales in the range of $4.78 to $4.84 billion

•	Combined comp performance flat to up low-single digits, with modest negative combined comps in the Fall accelerating into Spring

•	Gross margin rate improvement in the range of 200 to 250 basis points

•	Mid-teen EBITDA growth

•	Depreciation expense in the range of $225 to $230 million

•	Capital expenditures in the range of $250 to $275 million on a flat to modest decline in store count

In addition to the $10 million in deal synergies included in its fiscal 2016 guidance, the Company continues to expect full run rate realization of $150 million in ANN-related synergies three years post deal close. The Company also continues to expect EPS accretion from the acquisition to accelerate to greater than 20% in fiscal 2017 and beyond as synergy capture progresses.

Conference Call Information

The Company will conduct a conference call today, September 16, 2015, at 8:00 AM Eastern Time to review its fourth quarter Fiscal 2015 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 32212247. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until September 23, 2015 by dialing (855) 859-2056, the conference ID is 32212247, and until October 16, 2015 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

The Company's financial results for its fiscal fourth quarters ended July 25, 2015 and July 26, 2014 reflect certain acquisition and integration expenses related to the integration of Lane Bryant and Catherines, impairment of goodwill and an intangible asset related to Lane Bryant in Fiscal 2015, an accrual for costs related to the Justice pricing lawsuit, accelerated depreciation of fixed assets related to its integration initiatives and certain costs related to the closure of Brothers.

Management believes that all such expenses are not indicative of the Company’s underlying operating performance. As such, adjusted results for Fiscal 2015 and Fiscal 2014, which exclude the effect of such expenses, have been presented to supplement the reported results. Reference should be made to Note 1 of the unaudited condensed consolidated financial information included herein for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

CONTACT:	ascena retail group, inc.
Investor Relations
(551) 777-6895

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (unaudited)
(millions, except per share data)

	Three Months Ended
	July 25, 2015	% of Net Sales	July 26, 2014	% of Net Sales
Net sales	$1,169.8	100.0%	$1,182.4	100.0%
Cost of goods sold	(532.2)	(45.5)%	(535.2)	(45.3)%
Gross margin	637.6	54.5%	647.2	54.7%
Other costs and expenses:
Buying, distribution and occupancy expenses	(211.9)	(18.1)%	(206.5)	(17.5)%
Selling, general and administrative expenses	(399.7)	(34.2)%	(343.5)	(29.1)%
Acquisition and integration expenses	(12.8)	(1.1)%	(9.1)	(0.8)%
Impairment of goodwill	(261.7)	(22.4)%	—	—%
Impairment of intangible assets	(44.7)	(3.8)%	(13.0)	(1.1)%
Depreciation and amortization expense	(58.8)	(5.0)%	(52.6)	(4.4)%
Operating (loss) income	(352.0)	(30.1)%	22.5	1.9%
Interest expense	(1.2)	(0.1)%	(1.7)	(0.1)%
Interest income and other income, net	0.1	—%	0.4	—%
(Loss) income from continuing operations before provision for income taxes	(353.1)	(30.2)%	21.2	1.8%
Benefit (provision) for income taxes from continuing operations	29.7	2.5%	(5.3)	(0.4)%
(Loss) income from continuing operations	(323.4)	(27.6)%	15.9	1.3%
Loss from discontinued operations, net of taxes	—	—%	(0.2)	—%
Net (loss) income	$(323.4)	(27.6)%	$15.7	1.3%

Net (loss) income per common share - basic:
Continuing operations	$(1.98)		$0.10
Discontinued operations	—		—
Total net (loss) income per basic common share	$(1.98)		$0.10

Net (loss) income per common share – diluted:
Continuing operations	$(1.98)		$0.10
Discontinued operations	—		—
Total net (loss) income per diluted common share	$(1.98)		$0.10

Weighted average common shares outstanding:
Basic	163.1		161.6
Diluted	163.1		164.8

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Statements of Operations (unaudited)
(millions, except per share data)

	Twelve Months Ended
	July 25, 2015	% of Net Sales	July 26, 2014	% of Net Sales
Net sales	$4,802.9	100.0%	$4,790.6	100.0%
Cost of goods sold	(2,133.7)	(44.4)%	(2,130.6)	(44.5)%
Gross margin	2,669.2	55.6%	2,660.0	55.5%
Other costs and expenses:
Buying, distribution and occupancy expenses	(856.9)	(17.8)%	(832.3)	(17.4)%
Selling, general and administrative expenses	(1,490.9)	(31.0)%	(1,376.3)	(28.7)%
Acquisition and integration expenses	(31.7)	(0.7)%	(34.0)	(0.7)%
Impairment of goodwill	(261.7)	(5.4)%	—	—%
Impairment of intangible assets	(44.7)	(0.9)%	(13.0)	(0.3)%
Depreciation and amortization expense	(218.2)	(4.5)%	(193.6)	(4.0)%
Operating (loss) income	(234.9)	(4.9)%	210.8	4.4%
Interest expense	(6.0)	(0.1)%	(6.5)	(0.1)%
Interest income and other income (expense), net	0.3	—%	(0.8)	—%
(Loss) income from continuing operations before provision for income taxes	(240.6)	(5.0)%	203.5	4.2%
Benefit (provision) for income taxes from continuing operations	3.8	0.1%	(65.3)	(1.4)%
(Loss) income from continuing operations	(236.8)	(4.9)%	138.2	2.9%
Loss from discontinued operations, net of taxes	—	—%	(4.8)	(0.1)%
Net (loss) income	$(236.8)	(4.9)%	$133.4	2.8%

Net (loss) income per common share - basic:
Continuing operations	$(1.46)		$0.86
Discontinued operations	—		(0.03)
Total net (loss) income per basic common share	$(1.46)		$0.83

Net (loss) income per common share – diluted:
Continuing operations	$(1.46)		$0.84
Discontinued operations	—		(0.03)
Total net (loss) income per diluted common share	$(1.46)		$0.81

Weighted average common shares outstanding:
Basic	162.6		160.6
Diluted	162.6		165.1

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	July 25, 2015	July 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$240.6	$156.9
Inventories	489.3	553.2
Deferred tax assets	88.5	46.7
Prepaid expenses and other current assets	131.5	166.8
Total current assets	949.9	923.6
Property and equipment, net	1,170.0	1,110.6
Goodwill	319.7	581.4
Other intangible assets, net	388.3	435.4
Other assets	87.8	72.8
Total assets	$2,915.7	$3,123.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$238.8	$253.2
Accrued expenses and other current liabilities	403.2	308.9
Deferred income	64.1	63.5
Income taxes payable	11.6	6.3
Total current liabilities	717.7	631.9
Long-term debt	116.0	172.0
Lease-related liabilities	241.4	248.5
Deferred income taxes	181.8	147.7
Other non-current liabilities	140.7	186.0
Total liabilities	1,397.6	1,386.1
Equity	1,518.1	1,737.7
Total liabilities and equity	$2,915.7	$3,123.8

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended		Twelve Months Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Net sales:
Justice	$242.1	$286.1	$1,276.8	$1,384.3
Lane Bryant	292.0	284.3	1,095.9	1,080.0
maurices	254.0	227.1	1,060.6	971.4
dressbarn	289.3	293.8	1,023.6	1,022.5
Catherines	92.4	91.1	346.0	332.4
Total net sales	$1,169.8	$1,182.4	$4,802.9	$4,790.6

	Three Months Ended		Twelve Months Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Operating (loss) income:
Justice	$(98.7)	$(15.0)	$(62.8)	$99.3
Lane Bryant	(296.3)	(2.4)	(308.0)	(4.3)
maurices	22.4	0.8	125.9	86.0
dressbarn	24.1	40.9	10.7	39.4
Catherines	9.3	7.3	31.0	24.4
Unallocated acquisition and integration expenses	(12.8)	(9.1)	(31.7)	(34.0)
Total operating (loss) income	$(352.0)	$22.5	$(234.9)	$210.8

	Three Months Ended		Twelve Months Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Adjusted EBITDA:
Justice	$(27.6)	$0.5	$60.1	$160.0
Lane Bryant	22.0	10.3	45.3	41.3
maurices	34.0	11.6	169.2	125.5
dressbarn	37.3	52.3	61.3	79.9
Catherines	11.1	9.5	38.2	31.7
Total Adjusted EBITDA	$76.8	$84.2	$374.1	$438.4

See accompanying notes.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information

Note 1. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided financial measures in this press release that reflect (i) certain acquisition and integration expenses, (ii) impairment of goodwill and an intangible asset related to Lane Bryant, (iii) an accrual related to the Justice pricing lawsuits, (iv) accelerated depreciation of certain assets that were displaced by the Company’s supply chain and technology integration efforts, and (v) certain costs related to the closure of Brothers. Management believes that all such costs are not indicative of the Company’s underlying operating performance. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude certain costs. All information in the tables below are presented for the Company’s continuing operations.

In addition, we present the financial performance measure of earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to exclude non-operating related items such as (i) acquisition and integration expenses, (ii) impairment of goodwill and an intangible asset related to Lane Bryant, (iii) an accrual related to the Justice pricing lawsuits, (iv) certain costs related to the closure of Brothers and (v) other income and expenses classified outside of operating income. These measures may not be directly comparable to similar measures used by other companies and should not be considered a substitute for performance measures in accordance with GAAP such as operating income and net income reported herein. The table below reconciles Adjusted EBITDA to Net income as reflected in our unaudited condensed consolidated statements of operations. For a more detailed discussion on our use of Adjusted EBITDA, reference is made to our Annual Report on Form 10-K for the Fiscal Year Ended July 25, 2015, which also has been filed with the US Securities and Exchange Commission.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

	Reconciliation of Reported Basis to Adjusted Basis
	Three Months Ended				Three Months Ended
	July 25, 2015				July 26, 2014
	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share	Income before income taxes	Provision for income taxes	Net income	Diluted net income per common share
Reported basis – continuing operations	$(353.1)	$29.7	$(323.4)	$(1.98)	$21.2	$(5.3)	$15.9	$0.10
Adjustments:
Impairment of Lane Bryant goodwill	261.7	—	261.7	1.60	—	—	—	—
Impairment of Lane Bryant intangible assets	44.7	(16.7)	28.0	0.17	—	—	—	—
Justice pricing lawsuits	50.8	(18.9)	31.9	0.20	—	—	—	—
Acquisition and integration expenses	12.8	(3.1)	9.7	0.06	9.1	(3.4)	5.7	0.03
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	3.1	(1.2)	1.9	0.01	0.9	(0.4)	0.5	0.00
Adjusted basis – continuing operations	$20.0	$(10.2)	$9.8	$0.06	$31.2	$(9.1)	$22.1	$0.13

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 1. Use of Non-GAAP Financial Measures - (continued)

	Reconciliation of Reported Basis to Adjusted Basis
	Twelve Months Ended				Twelve Months Ended
	July 25, 2015				July 26, 2014
	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share	Income before income taxes	Provision for income taxes	Net income	Diluted net income per common share
Reported basis – continuing operations	$(240.6)	$3.8	$(236.8)	$(1.46)	$203.5	$(65.3)	$138.2	$0.84
Adjustments:
Impairment of Lane Bryant goodwill	261.7	—	261.7	1.61	—	—	—	—
Impairment of Lane Bryant intangible assets	44.7	(16.7)	28.0	0.17	—	—	—	—
Justice pricing lawsuits	50.8	(18.9)	31.9	0.20	—	—	—	—
Acquisition and integration expenses	31.7	(10.3)	21.4	0.13	34.0	(12.7)	21.3	0.13
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	6.5	(2.4)	4.1	0.03	8.6	(3.3)	5.3	0.03
Certain costs related to the closure of Brothers (a)	1.9	(0.7)	1.2	0.01	—	—	—	—
Discrete tax item (b)	—	(13.4)	(13.4)	(0.08)	—	—	—	—
Impact of dilutive shares (c)	—	—	—	(0.02)	—	—	—	—
Adjusted basis – continuing operations	$156.7	$(58.6)	$98.1	$0.59	$246.1	$(81.3)	$164.8	$1.00

(a) Costs related to the closure of Brothers include $1.2 million included in Cost of goods sold and $0.7 million of other closure related items included in Selling, general and administrative expenses

(b)  As previously announced in October 2014, the President and CEO of its Justice brand retired effective January 24, 2015. As a result, certain amounts became payable under his employment agreement within the next twelve months. In particular, previously accrued deferred compensation of approximately $35 million, as adjusted through January 24, 2015, was paid in early Fiscal 2016. This amount, which was previously treated as a non-deductible permanent item for income tax purposes in previous periods, became fully deductible in the first quarter of Fiscal 2015. The related tax benefit of approximately $13 million was treated as a discrete item within the first quarter of Fiscal 2015 and was a significant factor in reducing the Company's effective income tax rate.

(c) Reflects the impact of using 165.1 million weighted average common shares for adjusted diluted net income per common share versus 162.6 million on an as reported basis to reflect the dilutive impact of stock options and other securities on an adjusted basis. The dilutive effect of stock options and other securities is excluded from the Fiscal 2015 per share calculation on an as reported basis because their effect is anti-dilutive due to the Company's net loss.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 1. Use of Non-GAAP Financial Measures - (continued)

	Three Months Ended		Twelve Months Ended
Operating (loss) income:	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Reported basis	$(352.0)	$22.5	$(234.9)	$210.8
Adjustments:
Impairment of Lane Bryant goodwill and intangible assets	306.4	—	306.4	—
Justice Pricing Lawsuits	50.8	—	50.8	—
Acquisition and integration expenses	12.8	9.1	31.7	34.0
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	3.1	0.9	6.5	8.6
Certain costs related to the closure of Brothers	—	—	1.9	—
Adjusted basis	$21.1	$32.5	$162.4	$253.4

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended		Twelve Months Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Adjusted EBITDA	$76.8	$84.2	$374.1	$438.4
Impairment of Lane Bryant goodwill and intangible assets	(306.4)	—	(306.4)	—
Acquisition and integration expenses	(12.8)	(9.1)	(31.7)	(34.0)
Justice pricing lawsuits	(50.8)	—	(50.8)	—
Certain costs related to the closure of Brothers	—	—	(1.9)	—
Depreciation and amortization expense	(58.8)	(52.6)	(218.2)	(193.6)
Operating (loss) income	(352.0)	22.5	(234.9)	210.8

Interest expense	(1.2)	(1.7)	(6.0)	(6.5)
Interest income and other income (expense), net	0.1	0.4	0.3	(0.8)
(Loss) income from continuing operations before provision for income taxes	(353.1)	21.2	(240.6)	203.5
Benefit (Provision) for income taxes from continuing operations	29.7	(5.3)	3.8	(65.3)
(Loss) income from continuing operations	(323.4)	15.9	(236.8)	138.2
Loss from discontinued operations, net of taxes	—	(0.2)	—	(4.8)
Net (loss) income	$(323.4)	$15.7	$(236.8)	$133.4